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                                                                    EXHIBIT 99.1

For immediate release

Company Contact:
Loretta Shows
DISC, Inc.
408.935.7526
lshows@disc-storage.com
www.DISC-storage.com

                  RILAND NAMED PRESIDENT AND CEO OF DISC, INC.

        MILPITAS, CALIF., (MARCH 11, 2002) - DISC Inc. (NASDAQ: DCSR), a manufacturer of automated solutions for enterprise storage, announced today the appointment of Robert W. Riland, III to the position of President and CEO of DISC, Inc. He succeeds J. Richard Ellis, who will continue as Chairman of the Board of Directors. Riland, who has been with DISC, Inc. for two years, was Vice President of Sales and Marketing.

        "Over the last two years, Bob has been instrumental in our efforts to put the company on the right track," stated J. Richard Ellis, Chairman of DISC, Inc. "He has spearheaded the refinement of our product strategy and roadmap," continued Ellis. "With a solid knowledge of our industry and an understanding of the challenges that we face, Bob is the right person to lead DISC into the future. I look forward to working with him in his new capacity."

        Mr. Ellis will continue to focus on strategic and international issues and will work closely with Riland through his position as Chairman of the Board.

ABOUT DISC:

Established in 1986, DISC, a worldwide manufacturer of automated library solutions, provides companies with storage devices that add capacity to networks for a fraction of the total cost of RAID. DISC's storage solutions range in capacity from 40 GB to 9.5 TB. Headquartered in Milpitas, California, DISC can be found on the World Wide Web at www.disc-storage.com. Sales and development offices are located in Northern California, Minneapolis, Dallas, Tampa, Phoenix, New York, Washington D.C., Bingen, Germany and London. In addition to these offices, the company also has authorized resellers, distributors and service partners for sales of NearLine storage solutions and local customer support in 40 countries. In North America, DISC can be reached by calling (800) 944-3472 or
(408) 934-7000, and in Europe; DISC can be reached by calling 49 (0) 6721.964.430. DISC can also be reached by e-mail at sales@disc-storage.com.

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SAFE HARBOR

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are made based on our current beliefs and expectations. Investors are cautioned that all forward-looking statements involve risk and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect our future include business conditions, economic conditions and growth in the data storage market, market acceptance of our products, our ability to keep pace with technological innovation and competitive developments, our ability to respond to changes in the data storage market, our ability to raise further capital which we anticipate will be required to finance our operations, the loss of key personnel, our history of losses, the loss of customers or distributors and increased competition and pricing pressure. For more information about factors that could potentially affect our financial results, please refer to our fillings with the Securities and Exchange Commission, copies of which may be accessed through the SEC's web site at http://www.sec.gov/. We do not undertake to update any forward-looking statement that may be made from time to time by or on behalf of DISC.